Contacts:
Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162

RYAM Announces Solid Fourth Quarter and Full Year 2022 Results in Line with Guidance
And Improving Outlook for 2023
•Net sales for the fourth quarter of $500 million, up $126 million, or 34 percent, from prior year quarter
•Income from continuing operations for the fourth quarter of $4 million, up $32 million, or 114 percent, from prior year quarter. Loss from continuing operations for the full year 2022 of $27 million, an improvement of $23 million, or 46 percent, compared to prior year loss.
•Adjusted EBITDA from continuing operations for the fourth quarter of $55 million, up $28 million, or 104 percent, from prior year quarter. Adjusted EBITDA from continuing operations for the full year 2022 of $177 million, up $50 million, or 39 percent, from prior year.
•2023 Adjusted EBITDA guidance of $200 million to $215 million expected to drive $30 million to $60 million of Adjusted Free Cash Flow
JACKSONVILLE, Fla., February 27, 2023 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported net income of $4 million, or $0.05 per diluted share, for the quarter ended December 31, 2022, compared to a net loss of $24 million, or $(0.38) per diluted share, for the same prior year quarter. Income from continuing operations for the quarter ended December 31, 2022 was $4 million, or $0.05 per diluted share, compared to a loss from continuing operations of $28 million, or $(0.45) per diluted share, for the same prior year quarter. The Company sold its lumber and newsprint assets in the third quarter of 2021 and presents the results of those operations as discontinued operations. Unless otherwise stated, information in this press release relates to continuing operations.
“The quarter’s financial results demonstrate the focus the RYAM team has on improving our operational performance and reducing our debt levels. Higher production volumes and improvements in our supply chain and logistics processes led to higher sales volumes and greater cash generation,” said De Lyle W. Bloomquist, President and Chief Executive Officer. “As we move into 2023, RYAM expects to generate Adjusted EBITDA of between $200 and $215 million, while generating $30 to $60 million of Adjusted Free Cash Flow. In the first quarter of 2023, we expect our net debt to trailing twelve months of Adjusted EBITDA to improve to 3.5 times compared to 4.0 times at the end of 2022.”
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Fourth Quarter 2022 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2022	September 24, 2022	December 31, 2021	December 31, 2022	December 31, 2021
High Purity Cellulose	$384	$369	$299	$1,336	$1,091
Paperboard	67	66	52	250	208
High-Yield Pulp	58	40	29	160	136
Eliminations	(9)	(9)	(6)	(29)	(27)
Net sales	$500	$466	$374	$1,717	$1,408
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Year Ended
(in millions)	December 31, 2022	September 24, 2022	December 31, 2021	December 31, 2022	December 31, 2021
High Purity Cellulose	$10	$22	$1	$31	$20
Paperboard	9	12	3	37	13
High-Yield Pulp	12	6	(1)	16	7
Corporate	(15)	(11)	(17)	(58)	(50)
Operating income (loss)	$16	$29	$(14)	$26	$(10)
High Purity Cellulose
Net sales for the quarter increased $85 million, or 28 percent, to $384 million compared to the prior year period. Net sales for the year ended December 31, 2022 increased $245 million, or 22 percent, to $1,336 million compared to the prior year period. Included within net sales for the three and twelve months ended December 31, 2022 were $31 million and $115 million, respectively, of other sales, primarily from bio-based energy and lignosulfonates. Sales prices increased 16 percent and 19 percent during the three-month and twelve-month periods, respectively, when compared to the same prior year periods, driven by increases in cellulose specialties prices of 21 percent and 19 percent, respectively, inclusive of the $146 per metric ton cost surcharge effective April 2022, and increases in commodity prices of 17 percent and 19 percent, respectively. Total volumes increased 11 percent and 4 percent during the current three-month and twelve-month periods, respectively, when compared to the same prior year periods. Operating income for the three and twelve months ended December 31, 2022 increased $9 million and $11 million, respectively, when compared to the prior year, driven by the higher sales prices and volumes. Costs increased compared to the prior year periods as the result of inflation on chemicals, wood fiber, energy and logistics costs. Partially offsetting higher energy costs in each of the years ended December 31, 2022 and 2021 were $12 million of sales of excess emission allowances related to the operations in Tartas, France. Additionally, the year ended December 31, 2022 included $8 million of sales of certificates of energy savings associated with Tartas operations.
Compared to the third quarter of 2022, operating income decreased $12 million, driven by lower sales prices and volumes of cellulose specialties due to product mix, partially offset by higher sales prices and volumes of commodity products. Total sales prices decreased 5 percent, while total sales volumes increased 10 percent.
Paperboard
Net sales for the quarter increased $15 million, or 29 percent, to $67 million compared to the prior year period. Net sales for the year ended December 31, 2022 increased $42 million, or 20 percent, to $250 million compared to the prior year period. Sales prices increased 28 percent and 27 percent during the three-month and twelve-month periods, respectively, when compared to the same prior year periods, driven by strong demand. Sales volumes increased 2 percent during the three-month period and decreased 6 percent during the twelve-month period when compared to the same prior year periods, driven by the timing of sales and lower productivity. Operating income for the three months and year ended December 31, 2022 increased $6 million and $24 million, respectively, when compared to the same periods in the prior year, driven by higher sales prices, partially offset by higher logistics and raw material pulp and chemicals costs.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the third quarter of 2022, operating income decreased $3 million, driven by a 2 percent decrease in sales prices and partially offset by a 5 percent increase in sales volumes, both driven by product mix.
High-Yield Pulp
Net sales for the three months ended December 31, 2022 increased $29 million, or 100 percent, to $58 million compared to the prior year period, driven by 49 percent and 42 percent increases in sales prices and volumes, respectively. Net sales for the year ended December 31, 2022 increased $24 million, or 18 percent, to $160 million compared to the prior year period, driven by a 25 percent increase in sales prices, partially offset by a 3 percent decline in sales volumes. Operating income for the three months and year ended December 31, 2022 increased $13 million and $9 million, respectively, when compared to the same periods in the prior year, driven by higher sales prices, partially offset by higher chemicals and logistics costs.
Operating income increased $6 million when compared to the third quarter of 2022, driven by higher sales prices and volumes.
Corporate
The operating loss for the three months ended December 31, 2022 decreased $2 million to $15 million when compared to the same prior year period. The operating loss for the year ended December 31, 2022 increased $8 million to $58 million when compared to the same prior year period, driven by an increase in severance and variable stock-based compensation costs, partially offset by favorable foreign exchange impacts.
Compared to the third quarter of 2022, the operating loss increased by $4 million, to $15 million, driven primarily by an increase in environmental expenses and unfavorable foreign exchange impacts on costs.
Non-Operating Expenses
Included in non-operating expenses for the year ended December 31, 2022 was a $5 million gain associated with the GreenFirst Forest Products, Inc. (“GreenFirst”) shares received in connection with the sale of lumber and newsprint assets in August 2021. A loss of $4 million was recognized on these shares during the year ended December 31, 2021. The shares were sold in May 2022 for $43 million.
Included in non-operating expenses for the three months and year ended December 31, 2021 were $7 million and $8 million, respectively, in pension settlement losses.
Income Taxes
The effective tax rate on income from continuing operations for the three months ended December 31, 2022 was a benefit of 130 percent. The effective tax rate on the loss from continuing operations for the year ended December 31, 2022 was an expense of 4 percent. The most significant items creating a difference between the 2022 effective tax rate and the statutory rate of 21 percent were changes in the valuation allowance on disallowed U.S. interest deductions, nondeductible executive compensation, U.S. tax credits and tax return-to-accrual adjustments on filed returns.
The effective tax rates on the loss from continuing operations for the three months and year ended December 31, 2021 were benefits of 18 percent and 42 percent, respectively. The 2021 full year effective tax rate differed from the statutory rate of 21 percent primarily due to a tax benefit recognized by remeasuring the Canadian deferred tax assets at a higher Canadian blended statutory tax rate. The Canadian statutory tax rate increased as a result of changing the allocation of income between the Canadian provinces after the sale of the lumber and newsprint assets.
Discontinued Operations
As a result of the sale of lumber and newsprint assets to GreenFirst in August 2021, the Company presents prior year results and activity for the current period related to these operations as discontinued operations.
In 2021, the Company received $193 million of cash upon closing of the transaction. In the first quarter of 2022, the Company trued-up certain sale-related items with GreenFirst for a total net cash outflow of $3 million, as expected and previously disclosed. Pursuant to the terms of the asset purchase agreement, GreenFirst and the Company had been engaged in efforts to finalize the closing inventory valuation adjustment, which could have impacted the final purchase price. In November 2022, the arbitration proceeding was resolved in favor of the Company and no changes were made to the gain on sale recorded during 2021.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

During the third quarter of 2022, the U.S. Department of Commerce completed its third administrative review of duties applied to Canadian softwood lumber exports to the U.S. during 2020 and reduced rates applicable to the Company to a combined 8.6 percent. In connection with this development, the Company recorded a $16 million pre-tax gain and increased the long-term receivable related to all of the administrative reviews to date to $38 million. In January 2023, the USDOC released the preliminary results of its fourth administrative review, which indicate a reduction in rates to a combined 8.2 percent. The Company will adjust its long-term receivable as appropriate when these rates are finalized and issued, expected later in 2023. In total, the Company paid approximately $112 million in softwood lumber duties from 2017 through 2021. Although no assurances can be given, the Company expects to receive all or the vast majority of these duties upon the settlement of the dispute.
Cash Flows & Liquidity
For the year ended December 31, 2022, the Company generated operating cash flows of $69 million, which were driven by net tax refunds of $15 million, partially offset by increased cash outflows from working capital, driven by inflation and logistics constraints, and expenditures related to extensive planned maintenance outages through the first half of the year.
For the year ended December 31, 2022, the Company used $138 million in its investing activities for continuing operations related to net capital expenditures, which included $34 million of strategic capital spending focused on enhancing reliability and productivity.
For the year ended December 31, 2022, the Company used $73 million in its financing activities primarily for the repayment of long-term debt.
The Company ended the year with $301 million of global liquidity, including $152 million of cash, borrowing capacity of $130 million under the ABL Credit Facility and $19 million of availability under the factoring facility in France.
The next significant debt maturity for the Company is in June 2024. The Company withdrew its opportunistic offering of senior secured notes earlier this year as terms and conditions were not sufficiently attractive at that time. The Company will continue to monitor the capital markets and is prepared to opportunistically refinance its senior notes due June 2024 at the appropriate time and at acceptable terms, considering market conditions and all other relevant factors. The Company may also use a portion of its cash balance to repay debt or assist in a holistic refinancing of its capital structure.
Market Assessment
This market assessment represents the Company’s best current estimate of its business segments’ future performance.
High Purity Cellulose
Demand for cellulose specialties and commodity products is mixed. Strength in acetate, casings, filtration and nitrocellulose end markets are offsetting softness for construction ethers, food additives in microcrystalline cellulose and tire cord. Fluff market demand remains resilient but at lower prices than fourth quarter levels. Viscose markets started the year soft, with signs of improvement as China’s economy reopens. Average sales prices for cellulose specialties in 2023 are expected to be high single-digit percent higher than average 2022 sales prices. Commodity sales prices are expected to decline versus 2022 levels, in line with industry forecasts for fluff and viscose cellulose pricing. Commodity sales volumes are expected to increase as production and logistics constraints improve. Raw material prices are expected to remain elevated, offset by benefits expected from prior strategic capital investments.
Paperboard
Paperboard prices for 2023 are expected to continue to increase from 2022 levels, driven by strong demand in both the packaging and commercial printing end markets. Sales volumes are expected to increase slightly, driven by improved logistics, while raw material prices reduce as pulp markets decline.
High-Yield Pulp
High-yield pulp markets have declined as global economic demand slows, impacting sales price. The reopening of the Chinese economy may provide catalyst for more stable pricing. Sales volumes are expected to improve slightly in 2023, primarily due to improved productivity and logistics.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

2023 Guidance
Overall, income (loss) from continuing operations is expected to be between $(8) million and $12 million, with Adjusted EBITDA between $200 million and $215 million for 2023. The Company expects to spend approximately $110 million of custodial capital expenditures, including $15 million to $20 million of catch-up maintenance capital, and discretionary strategic capital expenditures of approximately $30 million to $35 million, net of financing. Strategic capital may be modulated as necessary to support Adjusted Free Cash Flow. The Company is targeting $45 million of benefit from working capital to support Adjusted Free Cash Flow for the year, with potential headwinds expected in the first quarter. Overall, the Company expects to generate $30 million to $60 million of Adjusted Free Cash Flow in 2023.
A Sustainable Future
For over 95 years, the Company has invested in renewable product offerings and its biorefinery model provides a platform to grow existing and new products to address the needs of the changing economy. The Company continues to focus on growing its bio-based product offering. In 2022, other sales in the High Purity Cellulose segment were $115 million, primarily related to sales of bioelectricity and lignosulfonates. The Company expects to grow these sales and increase overall margins over time.
The Company’s bioethanol facility at its Tartas, France facility is anticipated to be operational in 2024. The total estimated cost of the project is approximately $39 million, with $29 million to be spent in 2023. The Company plans to utilize $28 million of low-cost green loans to help fund the project, including $8 million already raised in 2022, and $4 million in grants. The project is expected to provide $9 million to $11 million of annual incremental EBITDA beginning in 2024.
“RYAM is well positioned to meet the demands of a more sustainable world. We have the right team and assets in place to develop innovative solutions that meet our customers' needs while running our operations in a safe and reliable way. Our improved operations and strengthened balance sheet position the Company to make disciplined strategic capital allocation decisions that create value for our shareholders,” concluded Mr. Bloomquist.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Tuesday, February 28, 2023 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAMglobal.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 888-645-4404, no passcode required. For international parties, dial 404-267-0371. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Tuesday, March 14, 2023. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13731224.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly found in filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs just over 2,500 people and generated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAM’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-K for the year ended December 31, 2022. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-K.
The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide much more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, the Company’s business, financial condition or operating results, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflicts. The Company is subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic, which has had, and may continue to have, a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in raw material and energy availability and prices, and continued inflationary pressure, could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2022 revenue, and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s major manufacturing facilities could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s facilities, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to cyberattacks or cybersecurity breaches could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ percentage of ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted income from continuing operations and adjusted net debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures are provided below. Non-GAAP financial measures should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Year Ended
	December 31, 2022	September 24, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net sales	$500	$466	$374	$1,717	$1,408
Cost of sales	(456)	(419)	(361)	(1,594)	(1,333)
Gross margin	44	47	13	123	75
Selling, general and administrative expenses	(23)	(20)	(24)	(91)	(76)
Foreign exchange gain	—	3	—	4	1
Other operating expense, net	(5)	(1)	(3)	(10)	(10)
Operating income (loss)	16	29	(14)	26	(10)
Interest expense	(17)	(16)	(17)	(66)	(66)
Interest income and other income (expense), net	3	4	(7)	11	(3)
Gain (loss) on GreenFirst equity securities	—	—	4	5	(4)
Income (loss) from continuing operations before income taxes	2	17	(34)	(24)	(83)
Income tax (expense) benefit	2	2	6	(1)	35
Equity in loss of equity method investment	—	(1)	—	(2)	(2)
Income (loss) from continuing operations	4	18	(28)	(27)	(50)
Income from discontinued operations, net of taxes	—	12	4	12	116
Net income (loss)	$4	$30	$(24)	$(15)	$66

Basic earnings per common share
Income (loss) from continuing operations	$0.06	$0.29	$(0.45)	$(0.42)	$(0.78)
Income from discontinued operations	—	0.18	0.07	0.19	1.83
Net income (loss) per common share - basic	$0.06	$0.47	$(0.38)	$(0.23)	$1.05

Diluted earnings per common share
Income (loss) from continuing operations	$0.05	$0.28	$(0.45)	$(0.42)	$(0.78)
Income from discontinued operations	—	0.17	0.07	0.19	1.83
Net income (loss) per common share - diluted	$0.05	$0.45	$(0.38)	$(0.23)	$1.05

Shares used in determining EPS
Basic EPS	63,983,818	63,971,166	63,738,408	63,910,010	63,645,245
Diluted EPS	66,213,467	65,520,107	63,738,408	63,910,010	63,645,245
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	December 31,
	2022	2021
Assets
Cash and cash equivalents	$152	$253
Other current assets	538	523
Property, plant and equipment, net	1,151	1,146
Other assets	507	523
Total assets	$2,348	$2,445

Liabilities and Stockholders’ Equity
Debt due within one year	$14	$38
Other current liabilities	340	317
Long-term debt	839	891
Long-term environmental liabilities	160	160
Other liabilities	166	225
Total stockholders’ equity	829	814
Total liabilities and stockholders’ equity	$2,348	$2,445
B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Year Ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$(15)	$66
Income from discontinued operations	(12)	(116)
Adjustments to reconcile net income (loss) to cash provided by operating activities:
Depreciation and amortization	135	139
Other	12	30
Changes in working capital and other assets and liabilities	(51)	(46)
Cash provided by operating activities-continuing operations	69	74
Cash provided by operating activities-discontinued operations	—	159
Cash provided by operating activities	69	232

Investing Activities
Capital expenditures, net	(138)	(93)
Investment in equity method investment	—	(4)
Cash used in investing activities-continuing operations	(138)	(97)
Cash provided by investing activities-discontinued operations	44	183
Cash provided by (used in) investing activities	(94)	86

Financing Activities
Changes in debt	(73)	(154)
Other changes	—	(2)
Cash used in financing activities	(73)	(157)

Change in cash and cash equivalents	(98)	162
Net effect of foreign exchange on cash and cash equivalents	(3)	(3)
Balance, beginning of period	253	94
Balance, end of period	$152	$253
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Year Ended
	December 31, 2022	September 24, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,331	$1,402	$1,150	$1,330	$1,122
Paperboard	$1,557	$1,587	$1,216	$1,478	$1,165
High-Yield Pulp (external sales)	$802	$712	$538	$685	$546

Sales Volumes (thousands of metric tons)
High Purity Cellulose	265	240	238	918	884
Paperboard	43	41	42	169	179
High-Yield Pulp (external sales)	61	45	43	191	197

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)

EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended December 31, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$11	$10	$12	$(29)	$4
Depreciation and amortization	34	4	1	—	39
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(2)	(2)
EBITDA-continuing operations	45	14	13	(16)	56
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$45	$14	$13	$(17)	$55

	Three Months Ended September 24, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$23	$12	$6	$(23)	$18
Depreciation and amortization	30	3	—	2	35
Interest expense, net	—	—	—	17	17
Income tax benefit	—	—	—	(2)	(2)
EBITDA and Adjusted EBITDA-continuing operations	$53	$15	$6	$(6)	$68

	Three Months Ended December 31, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$1	$3	$(1)	$(31)	$(28)
Depreciation and amortization	32	3	1	—	36
Interest expense, net	—	—	—	17	17
Income tax benefit	—	—	—	(6)	(6)
EBITDA-continuing operations	33	6	—	(20)	19
Pension settlement loss	—	—	—	7	7
Loss on debt extinguishment	—	—	—	1	1
Adjusted EBITDA-continuing operations	$33	$6	$—	$(12)	$27

E

	Year Ended December 31, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$33	$39	$17	$(116)	$(27)
Depreciation and amortization	117	14	2	2	135
Interest expense, net	—	—	—	64	64
Income tax expense	—	—	—	1	1
EBITDA-continuing operations	150	53	19	(49)	173
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$150	$53	$19	$(45)	$177

	Year Ended December 31, 2021
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$22	$14	$7	$(93)	$(50)
Depreciation and amortization	117	14	3	5	139
Interest expense, net	—	—	—	66	66
Income tax benefit	—	—	—	(35)	(35)
EBITDA-continuing operations	139	28	10	(57)	120
Pension settlement loss	—	—	—	8	8
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$139	$28	$10	$(50)	$127
——————————————
(a) EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for a settlement of certain pension plans, severance costs associated with an executive departure and gain on debt extinguishment. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

	Annual Guidance Range
	2023
	Low	High
Income (loss) from continuing operations	$(8)	$12
Depreciation and amortization	135	135
Interest expense, net(a)	70	65
Income tax expense(b)	3	3
EBITDA and Adjusted EBITDA-continuing operations	$200	$215
——————————————
(a) Dependent on timing and cost of refinancing.
(b) Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flows - Continuing Operations(a)

	Year Ended December 31,
	2022	2021
Cash provided by operating activities-continuing operations	$69	$73
Capital expenditures for continuing operations, net	(104)	(76)
Adjusted free cash flows-continuing operations	$(35)	$(3)

	Annual Guidance Range
	2023
	Low	High
Cash provided by operating activities-continuing operations	$145	$165
Capital expenditures for continuing operations, net	(115)	(105)
Adjusted free cash flows-continuing operations	$30	$60
——————————————
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock. Adjusted free cash flows is not necessarily indicative of the adjusted free cash flows that may be generated in future periods.

G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt(a)

	December 31,
	2022	2021
Debt due within one year	$14	$38
Long-term debt	839	891
Total debt	853	929
Debt premium, original issue discount and issuance costs, net	6	8
Cash and cash equivalents	(152)	(253)
Adjusted net debt	$707	$684
——————————————
(a)    Adjusted net debt is defined as the amount of debt after the consideration of the debt premiums, original issue discount and issuance costs, less cash. Adjusted net debt is a non-GAAP measure of debt and is not necessarily indicative of the adjusted net debt that may occur in future periods.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Year Ended
	December 31, 2022		September 24, 2022		December 31, 2021		December 31, 2022		December 31, 2021
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$4	$0.05	$18	$0.28	$(28)	$(0.45)	$(27)	$(0.42)	$(50)	$(0.78)
Pension settlement loss	—	—	—	—	7	0.11	1	0.01	8	0.12
Severance expense	—	—	—	—	—	—	4	0.06	—	—
(Gain) loss on debt extinguishment	(1)	(0.01)	—	—	1	0.02	(1)	(0.01)	(1)	(0.02)
Tax effect of adjustments	—	—	—	—	(2)	(0.03)	—	—	(2)	(0.03)
Adjusted income (loss) from continuing operations	$3	$0.04	$18	$0.28	$(22)	$(0.35)	$(23)	$(0.36)	$(45)	$(0.71)
——————————————
(a)    Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for a settlement of certain pension plans, severance costs associated with an executive departure and (gain) loss on debt extinguishment. Adjusted income (loss) from continuing operations is not necessarily indicative of results that may be generated in future periods.
H